Exhibit  11A
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
                     GATX CORPORATION AND SUBSIDIARIES

           COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK
                        AND COMMON STOCK EQUIVALENT

           In Millions, Except Per Share Amounts

                                          Three Months    Six Months
                                          Ended June 30   Ended June 30
                                          1995     1994   1995     1994
                                          ----     ----   ----    ------
Average number of shares of
    Common Stock outstanding......        20.0     19.9    19.9    19.8

Shares issuable upon assumed exercise of
  stock options, reduced by the number of
  shares which could have been purchased
  with the proceeds from exercise of such
  options                                   .3       .3      .3      .3
                                          ----     ----    ----    ----
Total..............................       20.3     20.2    20.2    20.1
                                         =====     ====    ====    ====


Net income.........................     $ 29.9   $ 20.9  $ 55.6  $ 41.1

Deduct - Dividends paid and accrued
  on Preferred Stock...............        3.3      3.3     6.6     6.6
                                        ------   ------   -----   -----
Net income, as adjusted............     $ 26.6   $ 17.6  $ 49.0  $ 34.5
                                        ======   ======  ======  =======
Net income per share...............     $ 1.31   $  .87  $ 2.42  $ 1.71
                                        ======   ======  ======  =======
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